Exhibit 10.30

Crofelemer Enteric Coated Tablets - 20mg and 80mg Strengths

Formulation Development and GMP Manufacture Proposal for

Jaguar Animal Health

P-CRP-84900-R6

Patheon Pharmaceuticals Inc. (“Patheon”)		Jaguar Animal Health (“Client”)

By:	/s/ Francis P. McCone	By:	/s/ Steven R. King

Name:	Francis P. McCone	Name:	Steven R. King

Title:	Secretary	Title:	EVP Sustainable Supply, IP

Date:	October 8, 2015	Date:	October 6, 2015

Effective Date:	October 8, 2015

APPROVED BY LEGAL

FPM	10-8-15
Initials	Date

Table of Contents

Part A: Project Goals & Execution Strategy		3
Part B: Budget Summary		4
Part D: Project Activities		7
1.	Project Start-Up	7
2.	Analytical Services	7
3.	Microbiology	8
4.	Feasibility Manufacturing	9
5.	GMP Placebo Manufacturing	10
6.	Stability — GMP Placebo Batch	11
7.	Registration Batches	12
8.	Stability — Registration Batches	13
9.	Standard Assumptions	15
10.	Patheon’s Project Management	16
Part E: Capital Requirements		18
Part F: Legal Terms and Conditions		19
Part G: Appendices		24

Part A: Project Goals & Execution Strategy

Executive Summary

Jaguar has requested that Patheon develop a 20mg and 80mg Crofelemer tablet (the “Product”) for use in animals. The process and formulation will be the same as that used with Fulyzaq tablets that are manufactured for Salix. An assumption is made that the tablets will be dose proportional to the 125 mg tablets. The blend will be compressed into tablets and then enteric coated. Up to two feasibility batches will be manufactured followed by registration batches of each strength, with matching placebo batches.

This Proposal (consisting of Parts A through G) when executed by Patheon and Client will become a contract binding on the parties (the “Contract”). The term of the Contract will be from the Effective Date until completion by Patheon of these Services. This Proposal is a time-limited offer, which will remain open for acceptance by Client for 60 days of the issue date noted below. Following the expiry of this offer, Patheon may, at its sole option, waive the time limit or rescind this offer without further notice to Client.

Date of Confidentiality Agreement: January 15, 2014, as amended.

Part B: Budget Summary

BUDGET SUMMARY

10 PROJECT START-UP						USD

	ACTIVITY					PRICE

	Project Start-Up					$ No Charge

20 ANALYTICAL DEVELOPMENT						USD

	ACTIVITY					PRICE

2.1	Product Potency and Content Uniformity Assay (Supplemental Validation Phase III)					$16,634

2.2	Product Related Substances Assay (Supplemental Validation Phase III)					$8,263

2.3	Product Dissolution 2-Stage Assay by HPLC (Supplemental Validation III)					$30,200

2.4	Specification Generation (Assumed 1 Specification)					$899

	Total					$55,996
					Material and Supply Fee:	$4,480

3.0 MICROBIOLOGY						USD

	ACTIVITY				MILESTONE PRICE	PRICE

	Preparation				$1,356
	Protocol				$226

	No. of Trials	No. of Materials	No. of Pharmacopeia
	One Trial	2	1	$4,928

	Two Trials	2	1	$7,392

	Three Trial	2	1	$9,856

	Four Trials	2	1		$12,320

	SUB TOTAL (Number of Trials Assumed = 4 Trials)					$13,902

	Other Tests Available:
	pH check		$85
	Bioburden		$425
	AET - USP		$708
	AET - EP/BP		$878
	AET - JP		$878
	Additional Organism		$255
	Total					$13,902
				Material and Supply Fee:		$1,112

4.0 FEASIBILITY DEVELOPMENT						USD

	ACTIVITY				MILESTONE PRICE	PRICE

	Feasibility Batches (2)		(20mg and 80 mg)
	Manufacturing				$61,288
	Analytical Support				$24,219
						$85,507

	Total					$85,507
				Material and Supply Fee:		$6,841

6.0 GMP PLACEBO BATCH		USD

ACTIVITY	MILESTONE PRICE	PRICE

First Batch Manufacturing	$38,841
Packaging	$8,616
Analytical Support	$2,881
Total Par Batch	$50,338
1 Batch TOTAL		$50,338
Back to Back Batch Manufacturing	$31,669
Packaging	$7,775
Analytical Support	$2,881
Total Per Batch	$42,325
1 Back to Back Batch TOTAL		$42,325

Total		$92,663
	Material and Supply Fee:	$7,413

6.0 STABILITY - GMP PLACEBO BATCH		USD

ACTIVITY		PRICE
Number of Lots 2
Total Samples 4

Protocol Generation		$1,246

				Samples	Cost per
Pullpoint				per	pullpoint
Months	25C / 60% RH	40C / 75% RH	Microbiology	pullpoint	(Milestone Price)
T=3	x			2	$3,249
T=6	x		x	2	$4,011
		Summary Report Generation			$1,780
		Total			$10,286
			Material and Supply Fee:		$823

7.0 REGISTRATION BATCHES		USD

ACTIVITY	MILESTONE PRICE	PRICE
First Batch Manufacturing	$49,343
Packaging	$11,345
Analytical Support	$8,905
Total Per Batch	$69,593
1 Batch TOTAL		$69,593
Back to Back Batch Manufacturing	$36,088
Packaging	$10,415
Analytical Support	$8,905
Total Per Batch	$55,408
5 Back to Back Batch TOTAL		$277,042
Manufacturing Report		$11,668

Total		$358,303
	Material and Supply Fee:	$28,664

8.0 STABILITY - REGISTRATION		USD

ACTIVITY		PRICE
Number of Lots	6
Total Samples	60

Protocol Generation		$1,246

					Samples	Cost per
Pullpoint					per	pullpoint
Months	25C / 60% RH	40C / 75% RH	MICROBIOLOGY	AET	pullpoint	(Milestone Price)
T=1		x			6	$17,827
T=3	x	x			12	$29,894
T=6	x	x			12	$29,894
T=9	x				6	$17,827
T=12	x		x		6	$20,114
T=18	x				6	$17,827
T=24	x		x		6	$20,114
T=36	x		x		6	$20114
	Summary Report Generation					$1,780

	Total					$176,637
				Material and Supply Fee:		$14,131

BUDGET TOTAL					USD	$793,292
MATERIAL AND SUPPLY FEE					USD	$63,464
GRAND TOTAL					USD	$856,756
PROJECT INITIATION FEE					USD	$198,000

Part C: High Level Timeline

The timeline below is presented at this stage as a non-binding projected estimate of the milestone durations and deliverables envisioned at the time of issuing this proposal. Patheon will use commercially reasonable efforts to adhere to timeline estimates shown below by initiating the project as soon as Client award by signature is received. This timeline does not take into account the lead time to receive any required material, equipment and client documentation that may affect the start of the project and/or milestone attainment.

Part D: Project Activities

In order to deliver Crofelemer 20 mg and 80 mg Enteric Coated Tablets to Client, Patheon proposes to execute the project activities as described below. Please note that any estimated durations illustrated below for completing an activity should be viewed as stand-alone, non-binding examples only at this stage which may not take any pre-requisite or associated activities into account.

1.                                      Project Start-Up

Goal:

•                  To co-ordinate and schedule initial project kick off activities within Patheon site, and to ensure the correct handling, storage and safety instructions for the API are followed.

Deliverables:

•                  Scientific review of Client technical documentation, literature review in preparation for project implementation, documentation support for receipt of Client materials (API), procurement support for project specific items (e.g. raw materials, tooling, analytical columns), scheduling and attendance of cross functional team meeting with Client for project kick off.

•                  Preliminary EH&S safety categorisation for the API, Safe System of Work report and training of Patheon staff.

Estimated Duration:

•                  Up to two weeks

Active Pharmaceutical Ingredient(s) (“API”):

•                  Crofelemer

•                  Patheon’s preliminary categorisation = Category 2

•                  API will be stored and shipped under ambient conditions

•                  Finished product will be stored and shipped under ambient conditions

•                  Dust monitoring / flexible containment is assumed not required

2.                                      Analytical Services

Goals:

•                  To evaluate suitable finished product methods to support testing of non-cGMP development activities, and to validate the developed methods to support release and stability testing of cGMP batches

Deliverables:

•                  Patheon will generate a data summary for each method development activity for Client review

•                  Patheon will prepare a protocol and generate a report for each method validation activity for Client review

Estimated Duration:

•                  Approximately 4 months in total

Assumptions:

•                  It is assumed that the same method is used for testing Product Identity, Blend Uniformity/Content Uniformity, Potency and Related Substances. If separate methods are required, the additional costs will be captured in a Change of Scope.

•                  A cleaning residuals assay was previously developed and validated under a separate Patheon Proposal. If the originally developed method can be used for this project there will be no duplication of this activity.

Method Validation

2.1                               Product Potency and Content Uniformity (Supplemental Validation Phase III)

2.2                               Product Related Substances Assay (Supplemental Validation Phase III)

2.3                               Product Dissolution Assay — 2-Stage (Supplemental Validation Phase III)

Note: All methods are validated to Phase III

Other Analytical Services

2.4                               Specification Generation (fee information presented on a per-specification basis)*

* Where required, specifications for raw materials, drug substance etc. would be prepared and entered onto the Patheon standard control and ordering system.

Definitions:

Method Validation Phase Levels

Patheon will validate the test method required to support the Project. The validation will challenge the following parameters:

Phase Ill

•	System Suitability	•	Repeatability
•	Linearity	•	Solution Stability
•	Specificity	•	Quantitation Limit (if applicable)
•	Range	•	Detection Limit (if applicable)
•	Accuracy	•	Intermediate Precision
		•	Robustness

3.                                      Microbiology

Goal:

•                  To validate test methods required for Microbial Limit Tests (MLT) as part of the release and stability testing requirements for cGMP batches

Deliverables:

•                  Patheon will prepare a protocol prior to commencing the microbiology validation, and a summary report will be compiled upon completion of the trials for Client review.

Estimated Duration:

•                  Approximately 4 - 5 weeks

Scope

Patheon will perform validation of microbial recovery from pharmacopoeial articles following USP<1227> guideline and USP Harmonized methods (USP<61> and <62>) on Crofelemer Enteric Coated Tablets - 20mg and 80mg Strengths. A harmonized specification based on USP<1111> will be followed to meet USP/EP/JP acceptance criteria for pharmaceutical preparations and substances for pharmaceutical use. The validated methods will cover USP, EP and JP compendia for Microbiological Examination of Non-Sterile Products.

Each formulation and non proportional dose strength should be validated unless there is justification for matrixing. Each trial will be a different dilution targeted to establish adequate recovery. The cost shown applies to one formulation and strength and four trials. If required, additional costs will be covered by a Change of Scope.

4.                                      Feasibility Manufacturing

Goal:

•                  The purpose of this effort is to manufacture a feasibility batch to assure the manufacturing process adequately performs prior to manufacture of the GMP product for clinical use.

Deliverables:

•                  Patheon will manufacture the proposed feasibility batches and provide the batch records to Client for review. Results and findings for feasibility manufacturing will be documented in a summary report.

Estimated Duration:

•                  Approximately 6-8 weeks

Scope:

The following process and equipment train will be used during batch manufacture:

Process Steps	Equipment
Screening /Blending	Screens, 16 Quart Twin Shell Blender
Compression	Piccola Rotary Tablet Press
Manufacture EC solution	Stainless Steel Mixing Container
EC Film Coating	19” Coating Pan

•                  2 feasibility batches (20mg, and 80mg)

•                  Batch record, cGMP conditions & No QA review

•                  Excipients released as per USP/NF/EP

•                  Batch Size: Approximately 5 kg per batch (before taking losses, retain samples etc in account)

•                  Cleaning verification conducted

•                  Bulk Packaged

•                  Per batch pricing shown in the Budget Summary

•                  Manufacturing report

The following In-Process and Finished Product testing will be performed:

In-Process Testing		Finished Product Testing
•	Moisture (LOD)	•	Appearance
•	Particle Size Distribution (Sieve Analysis)	•	Moisture (KF)
•	Bulk & Tapped Density	•	Potency
•	Flow Properties	•	Related Substances
•	Blend Uniformity (n=6)	•	Content Uniformity (n=10)
•	Appearance	•	Dissolution 2-Stage (profile by HPLC, n=6)
•	Tablet Weight / Weight Variation	•	Residual Solvents
•	Hardness
•	Thickness
•	Friability
•	Disintegration

5.                                      GMP Placebo Manufacturing

Goal:

•                       To provide Client with units of GMP Placebo tablets in bottles for use in clinical trials.

Deliverables:

•                  Master Batch Records (MBRs) and supply of GMP Placebo tablets. Patheon will provide a GMP manufacturing report to Client upon completion of GMP manufacturing.

Estimated Duration:

•                       Approximately 3 weeks

Scope:

The following process and equipment train will be used during batch manufacture:

Process Steps	Equipment
Screening /Blending	Screens, 16 quart twin shell blender
Compression	Piccola Rotary Tablet press
Manufacture EC solution	Stainless steel mixing container
EC Film Coating	19” coating pan

•                  2 GMP Placebo batch batches (20mg and 80mg)

•                  Batch record, cGMP conditions & QA review

•                  Excipients released as per USP/NF/EP

•                  Batch Size: Approximately 5 kg per batch (before taking losses, retain samples etc into account)

•                  Packaged into HDPE bottles (i.e. 30’s) for stability

•                  Per batch pricing shown in the Budget Summary

The following In-Process and Finished Product testing will be performed:

In-Process Testing		Finished Product Testing
•	Appearance	•	Appearance
•	Tablet Weight / Weight Variation	•	Moisture (KF)
•	Hardness	•	Absence of Active
•	Thickness	•	Residual Solvents
•	Friability	•	Microbial Limit Testing (MLT)
•	AQL
•	Disintegration

6.              Stability — GMP Placebo Batch

Goal:

•                  To provide shelf life data to support the clinical trials Deliverables:

•                  Data summaries will be provided to Client at intermediate time points, and a stability summary report will be provided to Client following completion of the study.

Estimated Duration:

•                  Up to 6 months

Scope:

Patheon will design a stability program (single orientation, single container type) to monitor:

•                  2 packaged lots of GMP placebo material under ICH conditions

•                  Samples will be placed on storage concurrently and also tested concurrently at each test point

•                  Unless indicated in the stability protocol, the analytical data from each CTM lot manufactured at Patheon will be used as initial time point (T=0) data

The following storage conditions and test-points are suggested for testing:

Storage	Time Point (Months)
Conditions	0	1	3	6	9	12	18	24	36	48	60
40ºC / 75% RH
30ºC / 75% RH	R
25ºC / 75% RH			X	X,M

R:	Release data
X:	Physical/Chemical testing
M:	Micro testing
C:	Contingency samples; testing to be performed only if significant change is observed at the next level condition or at the request of Client [no fees included at this stage]

The following stability testing is proposed for samples at each pull point:

Testing on Stability Samples (GMP Placebo Batch)

•	Appearance
•	Moisture (KF)	•	Microbial Limit Testing (Annually)

Client may instruct Patheon to amend the stability schedule as required. Minor changes such as those that increase the number of pull points, but maintain the testing and number of lots as outlined above, invoice will be issued for the new pull points without issuance of a formal change of scope. Major changes that affect the type of test (as mentioned above) to be performed at a given pull point, the price per sample may be re-evaluated. A formal change of scope will be issued to capture the changes.

Patheon will prepare a stability summary report following completion of the study. The summary report will consist of a high level evaluation of whether the data for each test indicates that a change has occurred on stability and compared to specification. The report will not include any statistical interpretations or shelf life evaluations. If statistical analysis of stability data is desired by Client, a Change of Scope will be issued based on the required work.

7.                                      Registration Batches

Goal:

•                  To provide Client with 6 batches of active tablets (3 batches at each strength, 20 mg and 80 mg) for registration purposes.

Deliverables:

•                  Patheon will manufacture the proposed registration batches and provide the batch records to Client for review. Patheon will also prepare a registration protocol and summary report for Client review.

Estimated Duration:

•                       Approximately 10 weeks

Scope:

The following process and equipment train will be used during batch manufacture:

Process Steps	Equipment
Screening /Blending	Screens, 16 Quart Twin Shell Blender
Compression	Piccola Rotary Tablet Press
Manufacture EC solution	Stainless Steel Mixing Container
EC Film Coating	19” Coating Pan

•                  6 registration - Active batches, 3 at each strength (20mg and 80mg)

•                  Initially 1-20 mg batch and 1-80 mg batch will be manufactured

•                  At a date yet to be determined 2-20 mg and 2-80mg batches will be manufactured

•                  Back to back processing

•                  Protocol, Batch record, cGMP conditions & QA review

•                  Excipients released as per USP/NF/EP

•                  Batch Size: Approximately 5 kg per batch (before taking losses, retain samples etc into account)

•                  Packaged into HDPE bottles (i.e. 30’s) for stability

•                  Cleaning verification conducted

•                  Per batch pricing shown in the Budget Summary

•                  Manufacturing report

The following In-Process and Finished Product testing will be performed:

In-Process Testing		Finished Product Testing
•	Moisture (LOD)	•	Appearance
•	Particle Size Distribution (Sieve Analysis)	•	Moisture ( KF)
•	Bulk & Tapped Density	•	Potency
•	Flow Properties	•	Related Substances
•	Blend Uniformity (n=6)	•	Content Uniformity (n=10)
•	Appearance	•	Dissolution 2-Stage (profile by HPLC, n=6)
•	Tablet Weight / Weight Variation	•	Residual Solvents
•	Hardness	•	Microbial Limit Testing (MLT)
•	Thickness
•	Friability
•	AQL
•	Disintegration

8.                                      Stability— Registration Batches

Goal:

•                       To provide shelf life data to support product registration

Deliverables:

•                  Data summaries will be provided to Client at intermediate time points, and a stability summary report will be provided to Client following completion of the study.

Estimated Duration:

•                       Up to 36 months

Scope:

Patheon will design a stability program (single orientation, single container type) to monitor:

•                  6 packaged lots of CTM Active material under ICH conditions

•                  3 lots of 20 mg

•                  3 lots of 80 mg

•                  Samples will be placed on storage concurrently and also tested concurrently at each test point

•                  Unless indicated in the stability protocol, the analytical data from each CTM lot manufactured at Patheon will be used as initial time point (T=0) data

Please note that the pricing provided for stability is based on a full ICH program for all X packaging lots. The cost can be substantially reduced by putting in place a matrix testing design. Patheon would welcome the opportunity to further discuss this approach.

The following storage conditions and test-points are suggested for testing:

Storage	Time Point (Months)
Conditions	0	1	3	6	9	12	18	24	36	48	60
40ºC / 75% RH		X	X	X
30ºC / 75% RH	R
25ºC / 75% RH			X	X	X	X,M	X	X,M	X,M

R:	Release data
X:	Physical/Chemical testing
M:	Micro testing
C:	Contingency samples; testing to be performed only if significant change is observed at the next level condition or at the request of Client [no fees included at this stage]

The following stability testing is proposed for samples at each pull point:

Testing on Stability Samples (Registration Batch)

•	Appearance	•	Dissolution 2-Stage (profile by HPLC, n=6)
•	Moisture (KF)	•	Microbial Limit Testing (Annually)
•	Potency	•	Disintegration
•	Related Substances

Client may instruct Patheon to amend the stability schedule as required. Minor changes such as those that increase the number of pull points, but maintain the testing and number of lots as outlined above, invoice will be issued for the new pull points without issuance of a formal change of scope. Major changes that affect the type of test (as mentioned above) to be performed at a given pull point, the price per sample may be re-evaluated. A formal change of scope will be issued to capture the changes.

Patheon will prepare a stability summary report following completion of the study. The summary report will consist of a high level evaluation of whether the data for each test indicates that a change has occurred on stability and compared to specification. The report will not include any statistical interpretations or shelf life evaluations. If statistical analysis of stability data is desired by Client, a Change of Scope will be issued based on the required work.

9.     Standard Assumptions

Standard Assumptions

1.         A fixed “Material and Supply Fee” equal to 8% of the total project budget, excluding costs for EH&S, is included in Part B: Budget Summary (“Budget Summary”), to cover the cost of the required Patheon purchased materials and supplies, and is subject to Section 3 of Part G: Legal Terms and Conditions.

2.         Provided that there are ongoing billable activities taking place (excluding stability):

•             Patheon will provide project management support to monitor the progress of the project against established timelines and will provide Client with updates.

•             The Project Manager will coordinate with Patheon’s project team and Client and commit up to two one hour teleconference meetings per month and one quarterly Patheon site face-to-face meeting.

•             Project management will coordinate distribution of project documentation to Client. Typical documentation may include protocols, reports, executed batch records, Certificates of Analysis, BSE/TSE statements, summary data and analytical methods.

•             The fee for project management is incorporated in the breakdown cost for each activity in the Budget Summary.

3.         At Client request, issued documents may need to be updated throughout the life of the project. The requirement for update could be based on, but is not limited to, new stability data or new storage conditions. Documents requiring update may include Certificate of Analysis, specifications, test methods, reports or any other document already issued by Patheon. Any additional costs for the update will be communicated to Client via the Change of Scope process prior to initiating the documentation change.

4.         It is assumed that the API and/or formulation do not absorb/adsorb to any metal, glass or other components used during the processing and analytical testing of the batch.

5.         Patheon will receive and release the API for cGMP manufacture based on the following:

(i)         Identification testing

(ii)        The accompanying Certificate of Analysis (COA) from the API Vendor (Client qualified) and COA from Client.

The identification of unknown impurities detected during the study is not included as part of this Project Proposal.

6.         Client will provide Patheon with accurate, suitable, sufficient and the most current reference standards.

7.         For analytical out of specification (OOS) investigations, Patheon will conduct investigations according to Patheon’s standard operating procedure and report findings to Client. The cost of the investigation will be borne by Client should the OOS be a result of the nature of the Product, rather than Patheon error in processing or testing. If Client bears the cost, the cost of the investigation and associated analytical testing will be captured in a Change of Scope to this Contract.

8.         Prior to commercialization, Patheon will evaluate the Product and the proposed launch volume and, at the request of Client, select the appropriate Patheon facility for commercialization.

10.  Patheon’s Project Management

Patheon will provide project management support to monitor the progress of the project against established timelines and will provide Client with routine updates while there are ongoing billable activities in progress (excluding stability).

THE PATHEON PROJECT MANAGER

1.         The Project Manager will lead the Patheon project team, liaising with internal functional team members and Client. They will:

•             Commit up to two one hour teleconference meetings per month

•             One quarterly Patheon site face-to-face meeting

•             Delivery of project documentation to Client. Documentation may include protocols, reports, master batch records or executed batch records, Certificates of Analysis, BSE/TSE statements, summary data and analytical methods.

2.         The Project Manager will have following background:

•             B.S. as a minimum qualification, but may also include M.S. and MBA

•             Diverse backgrounds include prior experience with dosage form development, pharmaceutical manufacturing, analytical development, managing clinical trials, QA and Regulatory Affairs, etc.

•             In depth training provided which is aligned with PMI requirements. PMP certification is also supported.

3.         Patheon’s Project Manager acts as the primary liaison between the client and Patheon’s internal organization.

4.         Uses ChangePoint to manage project plans, resources, documents, project budget, etc. A Schedule Flight Board, similar to an airport’s flight board, provides visibility on the order readiness items (e.g. MBR, raw materials and bulk material).

COMMUNICATION

5.         Patheon’s Project Manager schedules and leads bi-weekly conference calls scheduled between the project team and Client. Other calls can be arranged as agreed between the parties and ad hoc calls accommodated as needed. The frequency of meetings can be increased during peak activity times and the Patheon Project Manager is available via e-mail/phone for discussions outside of scheduled meetings.

•                  Minutes are taken which can generally be customized as per Client / project requirements and would typically include tracked action items for example

•                  For specific technical issues, direct contact between functional representatives and Client counterparts is encouraged provided the Project Manager is kept informed

•                  Each project is reviewed by the respective technical areas during the course of the project

PROJECT REVIEWS

6.         PDS Client Services:

•                  Patheon seeks to actively listen for and respond to Client feedback with the aim of providing a very positive Client experience.

•                  The PDS Client Service team manages a feedback process which facilitates periodic checks on team and service performance.

•                  Direct feedback is also encouraged.

•                  Survey feedback is reviewed at a senior level and is used to help understand what is going well and where improvements can be made.

•                  A transparent escalation process is in place, allowing a Patheon or Client team member to escalate an issue to Senior PDS Leadership.

Regular face to face meeting coordinated by Patheon’s Project Manager and are encouraged as a forum for review. The frequency of the face to face meetings can be aligned with the project duration.

•                  High level reviews of overall project

•                  What worked well

•                  Areas for improvement

•                  Milestone achievement reviews

•                  Review of metrics pre-defined with Client

•                  Lessons learned

Part E: Capital Requirements

Dedicated equipment, tooling, and change parts will be required to be sourced and purchased at the sole expense of Client to support the manufacture of Crofelemer Enteric Coated Tablets - 20mg, 40mg and 80mg Strengths at Patheon. Fees given are subject to change pending design of the manufacturing process and would be confirmed at the time of placing an order.

At this stage, it is assumed that the equipment, tooling and change parts will remain the property of Client but will be utililzed by Patheon for the term of the Contract. This strategy should be confirmed between the parties prior to execution of the Contract.

Detailed Description	Estimated Cost (USD) [excluding handling fee]
Tableting Tooling	$3,000
Total	$3,000

It is assumed that the purchase, installation and operation of the dedicated equipment will not necessitate any modifications to be made to the existing Patheon facilities. A Patheon standard approach to equipment qualification would be conducted and would include preparation of IQ and OQ documentation and execution of these protocols.

Part F: Legal Terms and Conditions

(Certain capitalized terms used herein but not defined are defined in the Project Proposal)

1.              Services:

(a)         Patheon agrees to perform the pharmaceutical development services described in the Project Proposal (“Services”).

(b)         Parties must agree on changes, deletions or additions to the Services (“Changes”).

(c)          Minor Changes will be confirmed by electronic mail, facsimile or other written document. Unless otherwise agreed by the parties, the implementation of optional items set forth in the Project Proposal will be considered a Minor Change. Significant Changes (such as a request by Client to change the Project Activities) will be confirmed by a Change of Scope Agreement.

2.              Project Initiation Fee and Milestone Payments:

A.            Project Initiation Fee: Before the start of each project, Client will pay Patheon a project initiation fee (the “Project Initiation Fee”) equal to 25% of the Budget Total set forth in Part B: Budget Summary (the “Budget Summary”). The Project Initiation Fee is due upon issuance of the invoice. Patheon will not start the Services until the Project Initiation Fee is paid.

B.            Milestone Payments:

(a)         Client will pay Patheon for the Services as outlined in the Project Proposal and for any Changes which will be invoiced separately at Patheon’s then prevailing hourly rates. Patheon may issue an invoice upon completion of each milestone set out in the Budget Summary. Each activity that is assigned a specific milestone price in the Budget Summary is a milestone. The Project Initiation Fee will be applied to the initial milestone payment invoices until the Project Initiation Fee is exhausted.

(b)         Each Patheon invoice will be due and payable within 30 days of the date of the invoice. Patheon will email the invoice on the date issued to the email address provided by Client.

(c)          If any portion of an invoice is disputed, Client will pay Patheon the undisputed amount and the parties will use good faith efforts to reconcile the disputed amount as soon as practicable. Interest on undisputed past due accounts will accrue at a rate of 1.5% per month.

(d)         Patheon may, at its option, suspend all Services until all undisputed outstanding invoices have been paid in full.

3.              Supply of API and Materials:

(a)         Client will, at its expense, supply Patheon with sufficient quantities of active pharmaceutical ingredient (“API”) for Patheon to perform the Services. All shipments from Client to Patheon will be made DDP (Incoterms 2010) Patheon’s site unless otherwise agreed. All shipments of API will be accompanied by certificate(s) of analysis from the API manufacturer including confirmatory results demonstrating that the API complies with the manufacturer’s API specifications.

(b)         Unless otherwise agreed to by the parties, for all Pre-Clinical, Phase I, II, and III Projects, Patheon will purchase common materials and supplies required to perform the Services. Patheon will charge Client a fixed “Material and Supply Fee” as set forth below based upon the Product-Type and Project Phase calculated as a percentage of the Budget Total in the Project Proposal (excluding any charge associated with the Project Start-Up), that will cover the cost of the required Patheon purchased materials which may include analytical columns, reagents, common excipients, packaging components, receiving, raw material shipping, handling, brokerage fees, storage fees, and change parts:

Material and Supply Fee*

Product Type	Project Phase	Fee Schedule
Immediate Release Non-Sterile Dosage Form	Pre-Clinical, Phase I, II & Ill	Fixed fee at 6% of total project budget

Modified Release Non-Sterile Dosage Form and Liquid Filled Hard Gelatin Capsules	Pre-Clinical, Phase I, II & Ill	Fixed fee at 8% of total project budget

*The respective Material and Supply Fee will be invoiced within each milestone payment as provided in the Project Proposal.

Not included in the Material and Supply Fee are items which are exclusive to the project (“Exclusive Items”) that cost in excess of $1,500 each such as exclusive excipients, exclusive vials and packaging components, compression tooling, blister tooling, specialty laboratory columns, project specific change parts, and reference standards including those under the applicable United States Pharmacopoeia, the National Formulary, the British Pharmacopoeia, the European Pharmacopoeia or the Japanese Pharmacopoeia. The cost of these Exclusive Items necessary for Patheon to perform the Services will be billed separately and charged to Client at Patheon’s cost plus an additional 15% as a handling charge. Client will be invoiced on receipt of any Exclusive Item.

(c)          The Material and Supply Fee will not apply to Commercial Technology Transfers*. For these Projects, Patheon will purchase all common materials and supplies and all project specific items (such as raw materials, excipients, packaging, special equipment, tooling, change parts, laboratory columns and reagents, reference standards including those under the applicable United States Pharmacopoeia, the National Formulary, the British Pharmacopoeia, the European Pharmacopoeia or the Japanese Pharmacopoeia) necessary for Patheon to perform the Services. The cost of the common materials and supplies and of the project specific items will be billed back to Client at Patheon’s cost plus an additional 15% as a handling charge as set forth below:

Bill Backs

Product Type	Project Phase	Fee Schedule
Non-Sterile	Commercial Technology Transfer (Scale-up, Registration & Validation)	Bill back of actual cost plus 15% handling charge

*“Commercial Technology Transfer” means the activities, such as process, packaging and cleaning validation, and analytical methods transfer, required to support the transfer of commercial manufacturing of Client’s approved Product to a Patheon facility.

(d)         For any Exclusive Items purchased by Patheon which have expired or which no longer have any forecasted requirements, Patheon will contact Client regarding instructions to either dispose of or ship these Exclusive Items to Client. If instructions are not received from Client within 30 days, Patheon reserves the right, at Client’s cost, to dispose of the Exclusive Items.

(e)          If Client wishes Patheon to use a specific vendor to purchase materials and this vendor is not an approved supplier currently used by Patheon, it will be Client’s responsibility to audit and approve the vendor. At Client’s request and for an additional fee, Patheon may agree to audit and approve the vendor.

(f)           Unless otherwise agreed in a separate Capital Equipment and Expenditure Agreement, if any capital equipment expenditures are required to perform the Services, Client hereby directs Patheon to incur, on its behalf, all expenses and costs for the Client Capital Requirements. Patheon will give Client copies of third party invoices for the Client Capital Requirements within ten days of receipt. Client will pay Patheon for all amounts owing under these invoices so that Patheon may make timely payment to the third parties within 30 days. If the Client Capital Requirements will be owned by Client and Patheon purchases the Client Capital Requirements on behalf of Client, Client agrees that Patheon will be the buying agent for Client and Client hereby grants to Patheon a limited Power of Attorney for this purpose.

(g)          If Patheon is required to buy any marketed product to complete the Services, Client acknowledges that the purchases will be made by Patheon on behalf of Client and that Patheon will assume no responsibility or liability whatsoever for the marketed product. All marketed product purchases will be prepaid by Client and unless otherwise agreed to between the parties, Patheon will only place an order for the marketed product once an agreed upon prepayment has been received.

(h)         If applicable, Patheon and Client will reasonably cooperate to permit the import of the API and other materials into the country where the Services will be performed. For import of API into the United States, Client or Client’s broker will be the “Importer of Record.” Client’s obligation will include obtaining the proper release of API from U.S. Customs and the FDA.

(i)             Client is responsible for vendor qualification of Client furnished materials and for providing a certificate of compliance confirming that the materials are compliant with the provisions outlined in the “Note for Guidance on minimizing the risk of transmitting spongiform encephalopathy agents via human and veterinary medicinal products” (EMEA/410/01, Rev.2 or update)

4.              Termination:

(a)         Either party may terminate this Contract upon written notice where the other party has failed to remedy a material breach of any of its obligations under this Contract within 30 days after receiving written notice of the breach from the other party.

(b)         Client may terminate this Contract immediately for any business reason.

(c)          Patheon may terminate the Contract if Client requests to reschedule any part of the Services beyond 120 days.

(d)         If this Contract is completed, expires, or is terminated by either party as provided for herein, then Client will pay to Patheon:

(i)             any fees and expenses due to Patheon for the Services rendered up to the date of completion, expiry or termination;

(ii)          all actual costs incurred by Patheon to complete activities associated with the completion, expiry or termination and close of the Services rendered up to the date of completion, expiry or termination including without limitation, disposal fees that may be payable for any materials and supplies owned by Client to be disposed of by Patheon; and

(iii)       any additional costs incurred by Patheon associated with the Services that are required to fulfill applicable regulatory and contractual requirements.

(e)          Client will arrange for the pickup from the Patheon site of all materials and supplies owned by Client within 30 days after the earlier of the completion, termination or expiration of this Contract. Patheon will charge a storage fee as described in Section 9 after the 30th day following the completion, termination or expiration of the Contract.

(f)           If Client cancels or reschedules any manufacturing Services (whether in isolation or through termination of the Contract):

(i)             within 30 days before the start date (the “Start Date”), Client will pay to Patheon 25% of the fees quoted for the manufacturing Services;

(ii)          within 15 days before the Start Date, Client will pay to Patheon 50% of the fees quoted for the manufacturing Services;

(iii)       within five days before the Start Date, Client will pay to Patheon 75% of the fees quoted for the manufacturing Services; or

(iv)      on or after the Start Date, Client will pay to Patheon 100% of the fees quoted for those manufacturing Services performed by Patheon and 75% of the fees quoted for the manufacturing Services which were not performed due to the cancellation or rescheduling.

Patheon will not charge these fees to Client to the extent that Patheon is able to place the lost manufacturing capacity with another Patheon client.

5.              Intellectual Property:

(a)         The term “Intellectual Property” includes, without limitation, rights in patents, patent applications, formulae, trade-marks, trade-mark applications, trade-names, trade secrets, inventions, copyright, industrial designs, data and know-how. The term “Arising Intellectual Property” means any and all Intellectual Property generated or derived by either party or jointly by the parties in the course of performance and/or pursuant to the Services.

(b)         For the term of this Contract, Client hereby grants to Patheon, a non-exclusive, paid-up, royalty-free, non-transferable license of Client’s Intellectual Property which Patheon must use in order to perform the Services.

(c)          All Intellectual Property generated or derived by Patheon in the course of performing the Services, to the extent it is specific to the development, manufacture, use and sale of the Product that is the subject of the Services, will be the exclusive property of Client (“Arising Client Intellectual Property”).

(d)         All Intellectual Property generated or derived by Patheon while performing the Services which is not specific to, or dependent upon, the Product and which has general application to manufacturing processes or formulation development of drug products or drug delivery systems will be the exclusive property of Patheon (“Arising Patheon Intellectual Property”). Patheon hereby grants to Client, a non-exclusive, paid-up, royalty-free, transferable license of the Arising

Patheon Intellectual Property which Client may use for the manufacture, use, sale, offer for sale, import, or export of the Product.

(e)          If Client intends to file a patent application relating to any Arising Client Intellectual Property, Client will give Patheon reasonable time prior to the filing date to review and confirm the inventorship, accuracy of disclosure, and adherence to this Section 5 in the intended filing. Patheon will perform this review and make any suggested revisions to the filing as soon as reasonably practicable.

(f)           If Patheon intends to file a patent application relating to or using any Arising Patheon Intellectual Property, Patheon will give Client reasonable time prior to the filing date to review and confirm the inventorship, accuracy of disclosure, and adherence to this Section 5 in the intended filing. Client will perform this review and make any suggested revisions to the filing as soon as reasonably practicable.

(g)          Client acknowledges that nothing in this Contract will restrict Patheon from using any Intellectual Property owned or controlled by Patheon, including the Arising Patheon Intellectual Property, in the development and manufacture of products for other Patheon clients or for Patheon’s own behalf.

6.              Indemnity:

A.            Indemnification by Client

Subject to Sections 6B and 6C(c), Client will defend and indemnify Patheon, its Affiliates and their respective directors, officers, employees and agents (collectively, “Patheon Indemnitees”) from all third-party actions, causes of action, costs (including reasonable legal fees), claims, damages, liabilities and expenses (collectively, “Losses”) relating to or arising from:

•                  the manufacture (except as may be contemplated by the Services) or distribution of the Product or the use of the Product by patients either as part of or outside of the scope of any clinical trials;

•                  the performance of the Services in accordance with the terms of this Contract;

•                  any misrepresentation, negligence or willful misconduct by Client or any of its Affiliates and their respective directors, officers, employees, and agents (collectively, “Client Indemnitees”);

•                  any breach by Client of its obligations or warranties under this Contract; or

•                  any claim of infringement or alleged infringement of any third party’s intellectual property rights in the Product. This indemnity will not apply to the extent that these Losses are:

•                  determined to have resulted from the negligence or willful misconduct of Patheon; or

•                  Losses for which Patheon is obligated to indemnify the Client Indemnitees under Section 6B.

B.            Indemnification by Patheon

Subject to Sections 6A and 6C(c), Patheon will defend and indemnify the Client Indemnitees from all Losses relating to or arising from:

•                  any misrepresentation, negligence or willful misconduct by the Patheon Indemnitees;

•                  any breach by Patheon of its obligations or warranties under this Contract; or

•                  any claim of infringement or alleged infringement of any third party’s intellectual property rights in the Arising Patheon Intellectual Property.

This indemnity will not apply to the extent that these Losses are:

•                  determined to have resulted from the negligence or willful misconduct of Client; or

•                  Losses for which Client is obligated to indemnify the Patheon Indemnitees under Section 6A.

C.      Limitation of Liability

(a)         If Patheon fails to materially perform any part of the Services in accordance with the terms of this Contract, then Client’s sole remedy will be to request Patheon to:

•                  repeat that part of the Service at Patheon’s costs if Client supplies the API; or

•                  reimburse Client for the price for that part of the Service, excluding the cost of the API.

(b)         Under no circumstances whatsoever will Patheon reimburse Client for the cost of the API.

(c)          Under no circumstances whatsoever will either party be liable to the other in contract, tort, negligence, breach of statutory duty or otherwise for (i) any (direct or indirect) loss of profits, of production, of anticipated savings, of business or goodwill or (ii) any other liability, damage, cost or expense of any kind incurred by the other party of an indirect or consequential nature, regardless of any notice of the possibility of the damages.

D.      No Warranty

PATHEON HEREBY EXCLUDES ALL REPRESENTATIONS, WARRANTIES, OR CONDITIONS OF ANY KIND, EITHER EXPRESSED OR IMPLIED, BY FACT OR LAW, OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS CONTRACT. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, PATHEON MAKES NO EXPRESS OR IMPLIED WARRANTY OR CONDITION (I) FOR ANY PARTICULAR RESULTS FROM THE PERFORMANCE OF THE SERVICES OR WITH RESPECT TO ANY DATA OR INFORMATION GENERATED THEREFROM, (II) OF FITNESS FOR A PARTICULAR PURPOSE, OR (III) OF MERCHANTABILITY FOR CLIENTS PRODUCT, AND THESE WARRANTIES AND CONDITIONS ARE EXPRESSLY EXCLUDED

7.              Regulatory Filings:

If the Services relate to a Clinical Phase III Project or if Patheon is selected as the commercial site of manufacture of the Product which is the subject of the Services under this Contract, then prior to filing with any relevant Regulatory Authorities any clinical trial application including any US Investigational New Drug Application or EU Investigational Medicinal Product Dossier or any documentation that is or is equivalent to this application, Client will give Patheon a copy of the Quality Module (Drug Product section) of the Common Technical Document or any equivalent document that relates to the application (this documentation herein referred to as the “Application”). This disclosure will permit Patheon to verify that the Application accurately describes the Services that Patheon has performed and the manufacturing and testing processes that Patheon will perform under this Contract. Patheon requires 21 days to perform this review but the parties may agree to a shorter time for the review as needed.

8.              Delivery and Shipping (if applicable):

(a)              Delivery (if applicable) of Client’s Product will be made EXW (Incoterms 2010) the relevant Patheon Facility shipping point unless otherwise mutually agreed. The Product will be transported in accordance with Client’s instructions.

(b)              If it is agreed that Patheon is to co-ordinate collection of Client’s Product with shipper then it will do so as agent of Client and at Client’s sole risk and expense on the basis that: (i) unless Client specifies in writing a shipper that Patheon is obliged to use, Client is deemed to have approved and accepted any shipper used by Patheon; (ii) any shipment charges will either be paid by Client direct to shipper or by Patheon to shipper on Client’s behalf, in which case Client will pay Patheon the cost of shipment together with a handling fee of 15%; (iii) Client will obtain any export license or other official authorization necessary to export the Products, will be responsible for complying with all applicable export laws and regulations and will pay any applicable export fees or taxes; and (iv) Client remains responsible for maintaining adequate insurance (including transit insurance) for the Products at all times from delivery.

9.              Storage:

(a)              Excluding retained samples or stability samples, and unless otherwise agreed between the parties, Client will pay Patheon a $500 per month per pallet, one pallet minimum, storage fee if manufactured Product, clinical trial materials, placebo, development, feasibility, scale-up, registration, validation or any other batches, components, raw materials or supplies (collectively, “Materials”) are stored at Patheon under room temperature conditions for more than 30 days after their release for shipment by Patheon. This storage fee will increase to $1000 per month per pallet, one pallet minimum, for Materials stored longer than 90 days after their release for shipment by Patheon. For Materials that are controlled substances or for Materials stored under other than room temperature conditions, the following storage fees will apply beginning 30 days after the Materials have been released for shipment:

(i)             $100 per cubic foot per month or $200 per cubic foot per month after 90 days for all Materials that are controlled substances or for Materials stored at the Patheon site under conditions of 2°C – 8°C;

(ii)          $200 per cubic foot per month or $400 per cubic foot per month after 90 days for all Materials stored at the Patheon site under frozen conditions; or

(iii)       If Client requests storage at conditions different than those stated above, then this will be discussed and agreed between the parties on a separate basis.

(b)         Patheon reserves the right to refuse to store any Materials, at its sole discretion at any time. Client will assume all risk of loss or damage to the stored Material and it will be Client’s responsibility to have appropriate insurance coverage in place for this risk. If Client asks Patheon to destroy any Materials, Client will be responsible for the cost of destruction.

(c)          Patheon will, at Client’s cost, destroy all stability samples that remain in stability storage for more than 30 days after the issuance of a report by Patheon for the final time point for that given storage condition (according to the agreed stability protocol), or cancellation of a given program. Client may request additional storage time for stability samples beyond 30 days. If Patheon agrees to additional storage time, the Client will be charged storage fees of $500 per 50 liters of walk-in storage volume per month per condition with a $500 per month per condition minimum charge or $50 per liter of reach-in storage volume per month per condition with a $500 per month per condition minimum charge. The cost of this storage will double after 90 days.

10.       Miscellaneous:

A.            Assignment and Subcontracting

Neither this Contract, nor any of either party’s rights hereunder, may be assigned or otherwise transferred by either party without the prior written consent of the other party. But either party may, upon written notification to the other party, assign, in whole or part, its rights and obligations under this Contract to an Affiliate or, in connection with a merger, consolidation or sale of substantially all of the business to which this Contract relates, to an unrelated third party. Patheon may subcontract the Services hereunder to an Affiliate as specified in the Project Proposal or arrange for any of its Affiliates to perform specific Services under this Contract. Patheon may also arrange for third party subcontractors to perform specific Services under this Contract with Client’s consent, this consent not to be unreasonably withheld. For purposes of this Contract, “Affiliate” means an entity controlling, controlled by or under common control with another entity, where control is defined as ownership, directly or indirectly, of more than 50% of the voting rights in the entity.

B.            Force Majeure

Except for payment obligations, neither party will be responsible for delay or failure in performance resulting from acts beyond the reasonable control and without the fault or negligence of the party, including, but not limited to, strikes or other labour disturbances, lockouts, quarantines, communicable disease outbreaks, riots, wars, acts of terrorism, fires, floods, storms, interruption of or delay in transportation, defective equipment, lack of or inability to obtain fuel, power or components or compliance with any order or regulation of any government entity.

C.            Survival

Any termination or expiration of this Contract will not affect any outstanding obligations or payments due hereunder prior to the termination or expiration, nor will it prejudice any other remedies that the parties may have under this Contract. The Confidentiality Agreement and Sections 4, 5, 6 and 7 of the Contract will survive the expiration or termination of this Contract.

D.            Independent Contractors

The parties are independent contractors and this Contract will not be construed to create between Patheon and Client any other relationship such as, by way of example only, that of employer-employee, principal, agent, joint-venturer, co-partners or any similar relationship.

E.            Confidentiality

The Confidentiality Agreement entered into between the parties will apply to all confidential information about the parties and the Services to be conducted under this Contract and the Confidentiality Agreement is deemed to be incorporated herein by reference. If the Confidentiality Agreement expires or terminates prior to the expiration or termination of this Contract, then the terms of the Confidentiality Agreement will nonetheless continue to govern the parties’ obligations of confidentiality for the term of this Contract and for five years thereafter.

F.             Patheon PartnermtTM

In order to participate in the PatheonPartnerTM program, Client must submit a completed PatheonPartnerTM External User Account/Access Form to its Patheon project manager. If applicable, the PatheonPartnerTM External User Account/Access Form signed by Client will apply to Client’s use of the PatheonPartnerTM website in respect of the Services.

G.           Other Terms

No terms, provisions or conditions of any purchase order or other business form or written authorization used by Client or Patheon will have any effect on the rights, duties or obligations of the parties, or otherwise modify, this Contract, regardless of any failure of Client or Patheon to object to the terms, provisions, or conditions unless the document specifically refers to this Contract and is signed by both parties.

H.           Insurance

Each party will maintain during the term of this Contract general liability and product liability insurance which is sufficient to cover their respective liability under this Contract. Either party may request evidence of this insurance.

I.                Entire Agreement

This Contract is the complete agreement between the parties for this subject matter and supersedes all other prior agreements and understandings, whether written or oral. Any modifications, amendment or supplement to this Contract must be in writing and signed by authorized representatives of both parties.

J.              Severability

If any provision of this Contract is determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, that determination will not impair or affect the validity, legality, or enforceability of the remaining provisions, because each provision is separate, severable, and distinct.

K.           Facsimile

This Contract may be signed in counterparts and exchanged by facsimile or by “pdf.”

L.            No Third Party Benefit or Right

For greater certainty, nothing in this Contract will confer or be construed as conferring on any third party any benefit or the right to enforce any express or implied term of this Contract.

M.         Choice of Law

This Contract is governed by the laws of the State of Ohio and the laws of the United States of America applicable therein, without regard to any conflicts-of-law principle that directs the application to another jurisdiction’s laws.

Part G: Appendices

G(1) Company Overview

Patheon® is a leading provider of contract development and commercial manufacturing (CDMO) services to the global pharmaceutical industry for a full array of solid and sterile dosage forms, including small molecule API and biologic drug substances. Patheon encompasses the combined commercial manufacturing capabilities and pharmaceutical product development services, as well as offers a full array of biologic services and pharmaceutical active pharmaceutical ingredients (API) development. Patheon is #1 in product development services, #2 in commercial scale product manufacturing and is #1 in quality. Specific capabilities include the following.

•                  As global leaders in pharmaceutical manufacturing, Patheon® offers extensive commercial capabilities and capacity for a wide variety of solid and sterile dose forms.

•                  Pharmaceutical product development work at Patheon® offers the full breadth of advanced scientific and pre-formulation services to quickly characterize drug substance, develop and implement laboratory methodologies, as well as generate the data to enable IND filings.

•                  Patheon® is a leading provider of process development as well as clinical and commercial scale manufacturing of mammalian cell culture derived products.

•                  In addition, Patheon® provides active pharmaceutical ingredients or API to the global pharmaceutical industry.

For more information, visit http://www.patheon.com.

G(2) Regulatory History

Target Site — Cincinnati Operations

Patheon’s Cincinnati Operations, Ohio USA, offers both commercial manufacturing and fully integrated Pharmaceutical Development Services (PDS). Cincinnati Operations also serves as a Center of Excellence for controlled and sustained release solid oral dosage forms. Development scale soft and hard gel capsules, osmotic release dosage forms, multi-layer tablets, active coating, and pelletization are among the dosage forms offered at the site. Cincinnati Operations supports API characterization, pre-clinical and pre-formulation activities through its dedicated non-GMP, early development lab. The early development lab at Cincinnati supports SoluPath FlexTM as well as Quick to ClinicTM programs. SoluPath FlexTM is a customizable, fixed-price solution to rapidly improve solubility. Quick to ClinicTM offers high quality phase I clinical trial materials in as little as 12 weeks.

Cincinnati Operations has been registered with the US DEA for more than 30 years. With US DEA manufacturing registrations (schedule II to V), analytical registrations (schedule I to V), and distribution registrations (schedule III to V), the facility is equipped to fully accommodate controlled drug product requirements.

Site Regulatory History

Date of Inspection	Regulatory Authority	Inspection Type
Aug-13	U.S. FDA	PAI
Mar-13	Health Canada	GMP
Jan-13	Japanese PMDA	Desktop PAI
Dec-12	Turkey MOH	PAI
Aug-12	MHRA	GMP
Aug-12	U.S. FDA	PAI and GMP
Jan-12	U.S. FDA	PAI
Oct-11	Japanese PMDA	Desktop PAI
Sep-11	Korean FDA	PAI
Jun-11	ANVISA (Brazil)	PAI
Mar-11	Taiwan TFDA	PAI
Mar-11	U.S. FDA	PAI & GMP
Aug-10	ANVISA	GMP
Jun-10	MHRA	GMP
Mar-10	U.S. FDA	PAI & GMP
Feb-10	Swedish MPA	PAI